                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G
                               (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)
                              (AMENDMENT NO. 3)*

                       HOLLYWOOD ENTERTAINMENT CORPORATION
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
                         (Title of Class of Securities)

                                  436141 10 5
                                 (CUSIP Number)

                              December 31, 2000
               (Date of Event Which Requires Filing of this Statement)

   Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 436141 10 5                  13G                  Page 2 of 10 pages

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     CMG@Ventures, Inc.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP*                             (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       0 shares
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       20,297 shares
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    0 shares
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    20,297 shares
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     20,297 shares

-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                   / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     Less than 1%

-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON
     CO

-------------------------------------------------------------------------------

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CUSIP No. 436141 10 5                  13G                  Page 3 of 10 pages

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. Identification Nos. of above persons (entities only).

     CMG@Ventures Capital Corp.


-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP*                             (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       0 shares
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       1,214,878 shares
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    0 shares
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    1,214,878 shares
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,214,878 shares

-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                   / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     2.63%

-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     CO

-------------------------------------------------------------------------------

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CUSIP No. 436141 10 5                  13G                  Page 4 of 10 pages

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.

     I.R.S. Identification Nos. of above persons (entities only).
     CMGI, Inc.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP                              (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       2,327,934 shares
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       1,235,175 shares**
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    2,327,934 shares
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    1,235,175 shares**
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,563,109 shares**
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                   / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.70%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON

     CO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         **CMGI, Inc. disclaims beneficial ownership of 1,235,175 shares

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CUSIP No. 436141 10 5                  13G                  Page 5 of 10 pages

ITEM 1.(a)   Name of Issuer:

          Hollywood Entertainment Corporation
          ---------------------------------------------------------------------

ITEM 1.(b)   Address of Issuer's Principal Executive Offices:

          9275 S.W. Peyton Lane, Wilsonville, Oregon  97070
          ---------------------------------------------------------------------

ITEM 2.(a)   Name of Person Filing

          CMG@Ventures, Inc.
          CMG@Ventures Capital Corp.
          CMGI, Inc.
          ---------------------------------------------------------------------

ITEM 2.(b)   Address of Principal Business Office or, if none, Residence:

          CMG@Ventures, Inc.
          c/o CMGI, Inc.
          100 Brickstone Square, Andover, MA  01810

          CMG@Ventures Capital Corp.
          c/o CMGI, Inc.
          100 Brickstone Square, Andover, MA  01810

          CMGI, Inc.
          100 Brickstone Square, Andover, MA  01810
          ---------------------------------------------------------------------

ITEM 2.(c)   Citizenship

              CMG@Ventures, Inc., CMG@Ventures Capital Corp. and CMGI, Inc. are each organized under the laws of the State of Delaware.
          ---------------------------------------------------------------------

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CUSIP No. 436141 10 5                  13G                  Page 6 of 10 pages

ITEM 2.(d)   Title of Class of Securities

          Common Stock, no par value
          ---------------------------------------------------------------------

ITEM 2.(e)   CUSIP Number

          436141 10 5

          ---------------------------------------------------------------------

ITEM 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable.

    (a) / / Broker or dealer registered under Section 15 of the Exchange Act

    (b) / / Bank as defined in section 3(a)(6) of the Exchanbge Act.

    (c) / / Insurance company as defined in section 3(a)(19) of the Exchange
            Act.

    (d) / / Investment company registered under section 8 of the Investment Company Act.

    (e) / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;

    (j) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1(c), check this box / /

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CUSIP No. 436141 10 5                  13G                  Page 7 of 10 pages

Item 4.  Ownership

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:

     CMG@Ventures, Inc. holds 20,297 shares.

     CMG@Ventures Capital Corp. holds 1,214,878 shares.

        CMGI, Inc. holds 2,327,934 shares directly, and may be attributed with the beneficial ownership of 20,297 shares held by CMG@Ventures, Inc. and 1,214,878 shares held by CMG@Ventures Capital Corp. CMGI, Inc. is the sole stockholder of CMG@Ventures, Inc. CMGI, Inc. is the sole stockholder of CMG@Ventures Capital Corp. CMGI, Inc. disclaims beneficial ownership of the shares held by it indirectly except to the extent of its proportionate pecuniary interest therein.
    ---------------------------------------------------------------------------

     (b) Percent of class:

     CMG@Ventures, Inc. Less than 1%
     CMG@Ventures Capital Corp. 2.63%
     CMGI, Inc. 7.70%

    ---------------------------------------------------------------------------

     (c) Number of shares as to which such person has:

        (i) Sole power to vote or direct the vote:

           CMGI, Inc. has sole voting power over 2,327,934 shares.

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CUSIP No. 436141 10 5                  13G                  Page 8 of 10 pages


        (ii) Shared power to vote or to direct the vote:

             CMG@Ventures, Inc. has shared voting power over 20,297 shares.

             CMG@Ventures Capital Corp. has shared voting power over 1,214,878 shares.

                CMGI, Inc. has shared voting power over 1,235,175 shares,
             consisting of 1,214,878 shares held by CMG@Ventures Capital Corp. and 20,297 shares held by CMG@Ventures, Inc.
              -----------------------------------------------------------------

        (iii) Sole power to dispose or to direct the disposition of

              CMGI, Inc. has sole dispositive power over 2,327,934 shares.
              -----------------------------------------------------------------

         (iv) Shared power to dispose or to direct the disposition of

              CMG@Ventures, Inc. has shared dispositive power over 20,297 shares.

                 CMG@Ventures Capital Corp. has shared dispositive power over
              1,214,878 shares.

                 CMGI, Inc. has shared dispositive power over 1,235,175 shares, consisting of 1,214,878 shares held by CMG@Ventures Capital Corp. and 20,297 shares held by CMG@Ventures, Inc.
              -----------------------------------------------------------------

CUSIP No. 436141 10 5                  13G                  Page 9 of 10 pages

Item 5. Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8. Identification and Classification of Members of the Group.

     Not applicable.

Item 9. Notice of Dissolution of Group.

     Not applicable.

Item 10. Certification.

     Not applicable.

CUSIP No. 436141 10 5                  13G                  Page 10 of 10 pages

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              CMG@Ventures, Inc.


Dated:  February 14, 2001     /s/ Andrew J. Hajducky III
                              ---------------------------------------------
                              By:  Andrew J. Hajducky III
                              Title:  Chief Financial Officer and Treasurer


                              CMG@Ventures Capital Corp.


Dated:  February 14, 2001     /s/ Andrew J. Hajducky III
                              ---------------------------------------------
                              By:  Andrew J. Hajducky III
                              Title:  Chief Financial Officer and Treasurer


                              CMGI, INC.


Dated:  February 14, 2001     /s/ Andrew J. Hajducky III
                              ---------------------------------------------
                              By:  Andrew J. Hajducky III
                              Title:  Executive Vice President, Chief
                                      Financial Officer and Treasurer

                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G (or any amendment thereof) need be filed on their behalf with respect to the beneficial ownership of any equity securities of Hollywood Entertainment Corporation or any subsequent acquisitions or dispositions of equity securities of Hollywood Entertainment Corporation by any of the undersigned.


DATED:  FEBRUARY 14, 2001

                               CMG@Ventures, Inc.


                              /s/ Andrew J. Hajducky III
                              ---------------------------------------------
                              By:  Andrew J. Hajducky III
                              Title:  Chief Financial Officer and Treasurer


                              CMG@Ventures Capital Corp.


                              /s/ Andrew J. Hajducky III
                              ---------------------------------------------
                              By:  Andrew J. Hajducky III
                              Title:  Chief Financial Officer and Treasurer


                              CMGI, INC.


                              /s/ Andrew J. Hajducky III
                              ---------------------------------------------
                              By:  Andrew J. Hajducky III
                              Title:  Executive Vice President, Chief
                                      Financial Officer and Treasurer